Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-156202, 333-168427, 333-198404, 333-231524 and 333-265305) on Form S‑8 of our report dated February 26, 2024, with respect to the consolidated financial statements of Benchmark Electronics, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Phoenix, Arizona
February 26, 2024